Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Patrick J. McEnany	Melody Carey
Catalyst Pharmaceutical Partners, Inc.	Rx Communications Group
Chief Executive Officer	Co-President
(305) 529-2522	(917) 322-2571
pmcenany@catalystpharma.com	mcarey@rxir.com

Catalyst Pharmaceutical Partners, Inc.

Announces Public Offering of Common Shares and Warrants

CORAL GABLES, FL, October 28, 2011 — Catalyst Pharmaceutical Partners, Inc. (NasdaqCM: CPRX) announced today that it has agreed to sell: (i) 3,046,740 shares of its common stock, and (ii) common stock purchase warrants to purchase an aggregate of 1,523,370 shares of the Company’s common stock, in a firm commitment underwritten public offering. The offering price for each share and corresponding warrant was $1.15, and the gross proceeds raised in the offering was $3,503,751. After underwriting discounts and commissions and expenses of the offering payable by the Company, Catalyst expects to receive net proceeds of approximately $3,150,000. Catalyst expects to use the net proceeds from this offering to fund costs associated with the Company’s currently ongoing clinical trials and studies and for general corporate purposes.

The offering is expected to close on or about November 2, 2011, subject to satisfaction of customary closing conditions.

Roth Capital Partners acted as sole manager for the offering.

The shares are being offered pursuant to a registration statement on Form S-3 (File No.333-170945) filed pursuant to the Securities Act of 1933, as amended, which was previously filed with, and declared effective by, the Securities and Exchange Commission (SEC).

A prospectus supplement and an accompanying base prospectus will be filed with the SEC in connection with the offering. These documents, as filed with the SEC, may be obtained by sending a request to Roth Capital Partners, LLC Equity Capital Markets, 888 San Clemente Drive, Newport Beach, CA 92660, at 800-678-9147 or Rothecm@roth.com. Investors may also obtain these documents by visiting the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a development-stage biopharmaceutical company focused on the development and commercialization of prescription drugs targeting diseases of the central nervous system with a focus on the treatment of addiction and epilepsy. Catalyst has two products in development, and is currently evaluating its lead product and first-in-class GABA aminotransferase inhibitor candidate, CPP-109 (vigabatrin), for the treatment of cocaine addiction. CPP-109 has been granted “Fast Track” status by the U.S. Food & Drug Administration (FDA) for the treatment of cocaine addiction. Catalyst also expects to evaluate CPP-109 for the treatment of other addictions. Catalyst is also developing CPP-115, another GABA aminotransferase inhibitor that is more potent than vigabatrin and has reduced side effects (e.g., visual field defects, or VFDs) from those associated with vigabatrin. Catalyst is planning to develop CPP-115 for several indications, including drug addiction, epilepsy (initially infantile spasms) and for other selected central nervous disease indications. CPP-115 has been granted orphan-drug designation for the treatment of infantile spasms by the FDA. Catalyst believes that it controls all current intellectual property for drugs that have a mechanism of action related to the inhibition of GABA aminotransferase. For more information about Catalyst, go to www.catalystpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors described in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect the Company. Copies of the Company’s filings with the SEC are available from the SEC, may be found on the Company’s website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.